State of Delaware
Secretary of State
Division of Corporations
Delivered 05:55 PM 10/25/2016
FILED 05:55 PM 10/25/2016
SR 20166356875 - File Number 5271435

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Ronn Motor Group, Inc.

Resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof number "4" so that, as amended, said Article shall be and read as follows:

-The authorized stock for this company shall be 25,000,000 shares that shall consist of 24,999,999 shares of common stock with a par value of .001, and 1 preferred share with a par value of .001; the preferred stock designation is Attachment "A".

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this January 30, 2013.

By: ______________________

Title: CEO

Name: Ronn Maxwell

Attachment A

RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the DCL of the State of Delaware and the provisions of the Certificate of Incorporation, a class of A preferred stock, par value $.001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences, limitations, restrictions and relative rights of the shares of such Class A preferred stock are as follows:

CLASS A CONVERTIBLE PREFERRED STOCK

1. Designation and Amount. The designation of this class of capital stock shall be "Class A Convertible Preferred Stock," par value $.001 per share (the "Class A Stock"). The number of shares, powers, terms, conditions, designations, preferences and privileges, restrictions, if any, of the Class A Stock shall be as set forth herein. The number of authorized shares of the Class A Stock is 1 share. The term "Preferred Stock" shall mean the Class A Stock and any other class of preferred stock that the Board of Directors may establish in accordance with the Certificate of Incorporation.

2. Ranking. The Corporation's Class A Stock shall rank, as to dividends and upon Liquidation (as defined in Section 4(b) hereof), senior and prior to the Corporation's common stock, par value $0.001 per share (the "Common Stock") and to all other classes or class of stock issued by the Corporation, except as otherwise approved by the affirmative.

3. Dividend Provisions. The holders of shares of Class A Stock have no dividend rights except as may be declared by the Board of Directors of the Corporation in its sole and absolute discretion, out for funds legally available for that purpose.

4. Liquidation Rights.

4(a) With respect to rights on Liquidation (as defined in Section 4(b) hereof), the Class A Stock shall rank senior and prior to the Corporation's Common Stock and to all other classes or series of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of at least a majority of Class A Stock outstanding pursuant to Section 6(a) hereof.

4(b) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a "Liquidation"), the sole participation to which the holders of shares of Class A Stock then outstanding (the "Class A Stockholders") shall be entitled, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, to receive, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on Liquidations junior to such Class A Stock, an amount per share equal to $1.00. If upon any such Liquidation of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Stock the full amount to which they shall be entitled, the holders of shares of Class A Stock and any class or series of stock ranking on liquidation on a parity with the Class A Stock shall share pari passu in any distribution of the remaining assets and funds of the Corporation in proportion

to the respective liquidation amounts of the Preferred Stock that would otherwise be payable to the holders of Preferred Stock with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

5. Voting. The Class A stockholder shall be entitled to 51% of the common votes for each share of Class A Stock held on any matters requiring a shareholder vote of the Corporation; this cannot be changed, modified, altered, revoked, or canceled without a majority shareholder vote.

6. Conversion.

6(a) Any Class A Stockholder shall have the right, at any time from the date of issuance, to convert any or all of its Class A Stock into 4 shares of fully paid and non-assessable shares of Common Stock for each share of Class A Stock so converted. In any event, holders of Class A Stock will have the right to convert as described in this Section 6 upon an initial or secondary public offering of Common Stock by the Corporation or in the event of a change in control as defined in the Rules and Regulations of the Securities and Exchange Commission.

6(b)(i) Any Class A Stockholder may exercise the right to convert such shares into Common Stock pursuant to this Section 6 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the "Class A Preferred Certificate"), duly endorsed or assigned in blank to the Corporation (if required by it).

6(b)(ii) Each Class A Preferred Certificate shall be accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the "Common Certificate") are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date."

6(b)(iii) As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of shares of Common Stock to which holder is entitled.

6(b)(iv) The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Price shall be that Conversion Price in effect on the Conversion Date.

6(b)(v) Upon conversion of only a portion of the number of shares covered by a Class A Preferred Certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Class A Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Class As Stock representing the unconverted

portion of the Class A Preferred Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

6(c) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Class A Stock: provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Class A Stockholder in respect of which such shares of Class A Stock are being issued.

6(d) The Corporation shall reserve out of its authorized but unissued shares of Common Stock solely for the purpose of affecting the conversion of the Class A Stock sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Class A Stock.

6(e) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessble, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

7. Certain Covenants.

Any registered holder of Class A Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

8. Notice to the Corporation. All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by first-class mail, postage prepaid, to the Corporation at the following address:

Ronn Motor Group, Inc.
1677 Park Road 36
#120
Graford, Texas 76449

Any notice to the stockholders shall be made to their address as set forth on the books and records of the Corporation, and or Transfer Agent.